Exhibit 10.1

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is entered into effective July 5, 2019 (the “Effective Date”) by and between Adial Pharmaceuticals, Inc., a Delaware corporation with business addresses at 1001 Research Park Blvd., Suite 100, Charlottesville, Virginia 22911 (“Adial” or the “Company”), and Psychological Education Publishing Company LLC, a Texas limited liability company, with a business address of 1221 Brickell Avenue, Suite 948, Miami, FL33131 (“Contractor”).

WHEREAS, Adial wishes to engage Contractor to provide professional services to Adial upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Contractor wishes to accept such engagement upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein and the mutual benefits to be derived herefrom, Adial and Contractor, intending to be legally bound, hereby agree as follows:

1. Purpose of Agreement; Necessity of Statement of Work. The purpose of this Agreement is to set forth the terms and conditions under which Adial will retain Contractor from time to time for the purpose of performing professional services for Adial. For each project to be performed by Contractor hereunder, the parties shall complete and sign a statement of work (the first of which is attached hereto as Attachment A), and such statement of work shall become an integral part of this Agreement. It is expressly understood and agreed by the parties that neither party is obligated to retain the services of, or perform services for, the other until, unless, and only to the extent that a statement of work is signed and delivered by both parties. In the event of any conflict between the terms and conditions of a statement of work and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall take precedence and control for all purposes unless otherwise expressly indicated in the statement of work.

2. Scope of Work. The scope of work for each project shall be as described in the applicable statement of work, and shall include all Contractor deliverables, performance milestones, and any supporting activities of Adial or any third party. Changes to the statement of work shall not be effective unless and until agreed upon in writing and signed by the Contractor and Adial. Contractor shall perform all services set forth in the applicable statement of work in strict accordance with applicable law, Adial instructions, the terms and conditions of this Agreement, and generally accepted industry standards. Contractor shall provide the facilities, supplies (other than the materials to be supplied by Adial as stated in a statement of work) and staff necessary to complete the services in accordance with the terms of this Agreement. Contractor shall not deviate from the service description set forth in the statement of work without the prior, specific written authorization and approval of Adial.

3. Payment for Work; Reimbursement of Expenses. Contractor shall prepare and submit written invoices for work performed in accordance with the compensation and payment schedule set forth in the applicable statement of work. Adial shall pay all undisputed, complete and correct invoices within the time period specified in the applicable statement of work. Adial shall have the right, upon reasonable prior written notice to Contractor, to periodically audit the books and records of Contractor relating to an applicable statement of work to verify information contained in Contractor invoices submitted to Adial. Only expenses that have been expressly approved in writing in advance by Adial shall be reimbursed to Contractor. Reimbursement of approved expenses shall be made by Adial in the next succeeding payment for work performed due to Contractor in accordance with the payment schedule set forth in the applicable statement of work.

4. Ownership of Work Product; Adial Property.

(a) (i) Contractor expressly acknowledges and agrees that, with the exception of materials described in Section 4(c), below, all ideas, inventions, technology, discoveries, results and creative and other work of whatever type or nature (including Project Data as defined below) conceived, produced, generated or developed (I) under or in connection with this Agreement and/or (II) which is related to the business of Adial and is developed during the term of this Agreement (collectively, “Work Product”) shall become and remain the sole and exclusive property and Confidential Information (as defined below) of Adial. Contractor further expressly acknowledges and agrees that Contractor shall promptly disclose Work Product to Adial, and that all copyrightable and/or patentable Work Product (“IP Material”) shall be considered “works made for hire,” as defined by the Copyright Law of the United States, and that such IP Material shall, upon creation, be owned solely and exclusively by Adial. To the extent that any IP Material, under applicable law, may not be considered “works made for hire,” Contractor hereby assigns and agrees to assign to Adial the sole and exclusive ownership of copyright and patent rights in such IP Material without the necessity of any further consideration, and Adial shall be entitled to obtain and hold exclusively in its own name all copyrights and patents in respect of such IP Material.

(ii) If and to the extent Contractor may be entitled to claim any ownership interest in any Work Product, Contractor hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Adial all of Contractor’s right, title and interest in and to such Work Product, under copyright, patent, trade secret, and trademark law, in perpetuity or for the longest period of time otherwise permitted by law. Contractor further agrees to perform any acts that may be deemed reasonably necessary by Adial to evidence more fully the transfer of all Work Product to Adial. Contractor hereby appoints Adial as its attorney-in-fact to sign such documents as Adial deems necessary for Adial to obtain ownership and to apply for, secure, and maintain patent or other proprietary protection of such Work Product if Adial is unable, after reasonable inquiry, to obtain Contractor’s (or its employee’s or agent’s) signature on such a document. All Work Product and any information with respect thereto shall be Adial Confidential Information subject to the confidentiality provisions of Section 5.

(iii) To the extent that any preexisting rights are embodied or reflected in Work Product, Contractor hereby grants to Adial the irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to (A) use, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such preexisting rights and any derivative works thereof, and (B) authorize others to do any or all of the foregoing.

(iv) Contractor shall have and maintain, during the performance of this Agreement, written agreements with all employees, contractors, or agents engaged by Contractor in the performance of Contractor’s duties hereunder, granting Contractor rights sufficient to support all performance and grants of rights by Contractor hereunder, which agreements shall specifically provide that such person shall assign all rights in the Work Product to Contractor such that Contractor may assign and transfer such rights to Adial in accordance with this Section 4. Copies of such agreements shall be provided to Adial promptly upon request.

(b) During the term of this Agreement and thereafter, Contractor shall not remove from or maintain outside Adial’s offices and facilities, or make copies of in any form, any documents, records, notebooks, files, correspondence, reports, memoranda, computer tapes, computer disks or similar materials of or containing confidential information of the type identified in Section 5 below, or other materials or property of any kind, unless necessary in accordance with Contractor’s duties hereunder and prior written authorization therefor has been given to Contractor in writing by Adial. In the event that any such materials or property is so removed or maintained, or copied, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall have served its specific purpose, and all copies of the foregoing shall be returned or destroyed at the written direction of Adial.

(c) Adial acknowledges that Contractor owns or possesses certain work processes and methodologies that have been independently developed by Contractor, either prior to the date of this Agreement or to the start of the applicable statement of work that is applicable to Contractor’s work generally, and without the benefit of any Information or materials provided by or on behalf of Client and that does not incorporate any Confidential Information or IP Material of Adial (collectively, “Contractor Property”). For purposes hereof, Contractor Property shall include the BBCET protocol, all materials necessary to train, use and administer the BBCET protocol and any intellectual property related thereto. The parties agree that any Contractor Property that is used by Contractor during the performance of the professional services described in the statement of work shall remain the sole and exclusive property of Contractor; provided, however, that if any Contractor Property is embodied or contained in any Work Product or is otherwise necessary for Adial (or its assigns or transferees) to use or interpret the Work Product (“Purpose”), Adial shall have and Contractor hereby grants to Adial a non-exclusive, non-transferable, non-assignable, irrevocable, perpetual, worldwide, royalty free right and license to use such Contractor Property for such Purpose only. In the event of the termination of this Agreement by (i) Contractor for any reason other than a breach of its terms by Adial or (ii) Adial for a breach of the terms of this Agreement by Contractor, Adial shall have and Contractor hereby (i) grants to Adial a non-exclusive, non-transferable, non-assignable (except in the event of an acquisition of Adial’s assets), irrevocable, perpetual, worldwide, royalty free right and license to use all Contractor Property, including the right to train and/or certify one or more BBCET practitioners at any clinical site conducting any clinical trials to which this Agreement and any current Statement of Work applies and the right to extend to all third parties and all such practitioners or to practitioners at sites where Contractor has trained or certified persons to use and administer BBCET the right to use and administer BBCET in and related to any ongoing trials pursuant to an existing Statement of Work and (ii) agrees to extend (for as long as BBCET is required by Adial’s study protocol) any license to use BBCET that was granted to any clinical site or BBCET practitioner, provided, however, that such license may only be used in connection with development of AD04. If, however, the alleged breach of the Agreement by Contractor upon which Adial has based its termination of the Agreement, is, pursuant to a legal proceeding under the terms of paragraph 13(c) of this Agreement, deemed not to be breach of the Agreement warranting such termination, all rights and licenses granted in this paragraph will be revoked.

(d) Contractor shall create and maintain written records of the data derived or generated from the services performed in a timely, accurate, complete, and legible manner (the data derived or generated from the services and the written records thereof being referred to as “Project Data”). Contractor shall maintain the Project Data in compliance with the terms and conditions of this Agreement and all applicable laws. Contractor shall maintain the Project Data in a professional manner so as to permit Adial to review the Project Data in full without disclosing to Adial any third party confidential or proprietary information in any review that Adial may perform hereunder. Contractor shall not destroy any Project Data without Adial’s written consent. Contractor shall make the Project Data available for Adial’s inspection and copying during regular business hours and upon reasonable advance notice. Promptly upon request, completion or termination of a statement of work, Contractor shall transfer to Adial all Project Data or, at Adial’s request, shall maintain the Project Data for a period not to exceed one (1) year. Notwithstanding any of the foregoing, Contractor shall be permitted to retain a primary or duplicable copy of all Project Data solely as necessary to comply with its obligations under applicable laws. At the request of Adial, and no later than fifteen (15) business days after a request thereof, Contractor shall transfer all Project Data to any entity requested by Adial, including any clinical research organization or Adial itself.

(e) If specified in the statement of work that Adial and/or its agents or subcontractors are to provide Contractor with materials necessary to perform the Services (“Materials”). Contractor shall use such Materials solely for the purpose of performing the services specified in the statement of work and, unless required to perform the services, shall not reverse engineer or otherwise attempt to determine the structure, composition or components of the Materials or generate analogs or derivatives of the Materials. Contractor shall not supply such Materials, or any portion thereof, to any third parties unless necessary to perform the services specified in the statement of work. Contractor understands and agrees that any biological Materials may have unpredictable and unknown biological and/or chemical properties and are to be used with caution. Contractor will use the Materials in compliance with applicable laws, including, but not limited to, any laws or regulations relating to the testing, storage, transportation, packaging, labeling, or other authorized use of the Materials. Contractor shall retain the unused portion of any Materials until such time as Adial requests that such Materials be returned or destroyed.

5. Confidential Information. Contractor acknowledges that during the course of performing any work hereunder Contractor may develop or learn information that is confidential and proprietary to Adial, its vendors, customers, employees or partners. Confidential Information shall mean all scientific, technical, financial or business information or materials owned, possessed or used by Adial, that is learned of Contractor or developed by Contactor in connection with the services to be provided to Adial , whether or not labeled “Confidential”, including but not limited to (a) all materials, deliverables, scientific and medical data, investigator brochures, and protocols, and Project Data (b) development and marketing plans, regulatory and business strategies, financial information, and forecasts of Adial, and (c) all information of third parties that Adial has an obligation to keep confidential (any and all being “Confidential Information”). Contractor agrees not to disclose any Confidential Information to any third party, publish any Project Data or to otherwise use any Confidential Information, directly or indirectly, without the prior express written consent of Adial. Contractor shall not disclose to Adial any confidential or proprietary information of any third party without the express prior written consent of such third party. Contractor agrees that it will not under any circumstances use the name of Adial or any employee of Adial or information about Adial’s clinical trials or use of BBCET in advertising, publicity, or otherwise, without the express written permission of Adial.

6. Warranty and Indemnity.

(a) Contractor hereby represents, warrants, and covenants to Adial that:

(i) it has full right and authority to perform Contractor’s obligations under this Agreement and the right to use all Contractor Property to perform the services to be provided by it to Adial and such use will not infringe any third party rights;

(ii) it has neither assigned nor otherwise entered into any agreement which purports to assign or transfer any interest in any intellectual property right that would conflict with Contractor’s obligations hereunder, and that Contractor shall not enter into any such agreement during the term of this Agreement;

(iii) it is duly organized, validly existing, and in good standing under the laws of the state of its jurisdiction;

(iv) it has the power and authority to operate its property and assets and to conduct its business as it now being conducted;

(v) it is in and will remain in compliance with all applicable federal, state, and local laws and regulations and has obtained all necessary licenses, permits, consents, approvals, and authorizations in connection with is performance hereunder;

(vi) it has the necessary facilities, equipment, know-how, and personnel to satisfy its obligations hereunder;

(vii) to the extent applicable hereunder, it shall produce all products in conformance with the current Good Manufacturing Practice (cGMP) regulations and guidelines as promulgated by the United States Food and Drug Administration including, without limitation, 21 CFR Part 210; and

(viii) any documentation or reports provided to Adial shall be accurate and complete.

(ix) Contractor represents and warrants that it shall not employ, contract with, or retain any person directly or indirectly to perform the services under this Agreement if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.). In addition, Contractor represents and warrants that it has not engaged in any conduct or activity which could lead to any such debarment actions. If during the term of this Agreement, Contractor or any person employed or retained by it to perform the services (i) comes under investigation by the FDA for a debarment action, (ii) is debarred, or (iii) engages in any conduct or activity that could lead to debarment, Contractor shall immediately notify Adial of the same.

(x) Contractor will not, in the course of conducting the services, infringe or misappropriate, and that neither the Work Product nor any element thereof will infringe or misappropriate, any intellectual property right of any third party.

(xi) the Services performed and the Work Product will fully conform to the specifications, requirements, and other terms in the applicable statement of work and this Agreement. In the event of a breach of this warranty, without limiting any other rights or remedies Adial may have, Contractor shall, at Adial’s option, promptly re-perform the non-conforming services at no additional charge to Adial or refund all payments previous made by Adial under the applicable statement of work.

(xii) Contractor shall promptly take all action necessary to ensure that (x)BBCET is compliant with all requests of any regulatory agencies, clinical sites and third party vendor requests (y) any deficiencies with BBCET discovered by Adial or any third party are promptly corrected and (z) that BBCETcan be used as anticipated by Company in its clinical trials.

(b) Contractor shall indemnify and hold harmless Adial and its subsidiaries, parent company, commonly held entities, and their respective directors, officers, employees and agents (“Adial Indemnitees”) from any claim, loss, or expense (“Claims”)incurred or arising from Contractor’s negligence, willful misconduct, or breach of this Agreement or any statement of work or any alleged infringement or misappropriation of third party intellectual property rights in connection with the performance of any services. Such indemnity shall not apply if Adial fails to comply with the indemnification procedures set forth in Section 6, or to the extent that a Claim arises out of or results from (i) the negligence, gross negligence, or intentional misconduct on the part of any of the Adial Indemnitees, (ii) a failure of any one of the Adial Indemnitees to comply with the applicable statement of work, applicable law, and/or the terms and conditions of this Agreement, or (iii) a breach of Adial’s obligations, covenants, representations, or warranties under this Agreement.

(c) Adial shall indemnify and hold harmless Contractor and its subsidiaries, parent company, commonly held entities, and their respective directors, officers, employees and agents (“Contractor Indemnitees”) from any Claim, incurred or arising from Adial’s negligence, willful misconduct, or breach of this Agreement. Such indemnity shall not apply if Contractor fails to comply with the indemnification procedures set forth in Section 6, or to the extent that a Claim arises out of or results from (i) the negligence, gross negligence, or intentional misconduct on the part of any of the Contractor Indemnitees, (ii) a failure of any one of the Contractor Indemnitees to comply with the applicable statement of work, Adial’s instructions, applicable law, and/or the terms and conditions of this Agreement in the performance of the services, or (iii) a breach of Contractor’s obligations, covenants, representations, or warranties under this Agreement.

(d) Each party’s agreement to indemnify, defend and hold the other party harmless is conditioned on the indemnified party (i) providing written notice to the indemnifying party of any Claim for which it is seeking indemnification hereunder promptly after the indemnified party has knowledge of such claim; (ii) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such Claim or demand; (iii) assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of any such Claim or demand; and (iv) not compromising or settling such Claim or demand without the indemnifying party’s written consent.

7. Inspections.

(a) Contractor shall promptly notify Adial of any regulatory inspections relating to the services of which it becomes aware. Unless otherwise required by any applicable law, Contractor shall not provide any copies of Adial-specific documents or other Adial Confidential Information to any inspector and shall forward any requests for such materials by an inspector to Adial. Adial shall have the primary responsibility for preparing any responses relating to any Materials provided by Adial that may be required by the government agency or regulatory entity, and Contractor shall have the primary responsibility for preparing any responses relating to the method of performing the Services and Contractor’s operations and procedures. Contractor shall take all reasonable actions requested by Adial to cure deficiencies as noted during any such inspection.

(b) Contractor will permit Adial to audit Contractor’s relevant non-financial records during the term of this Agreement and for a period of twelve (12) months thereafter with reasonable advanced prior notice, during normal business hours, and not more than once per calendar year solely to permit Adial to confirm that the Services are or have been performed in compliance with applicable laws. Contractor shall notify Adial, by telephone or email, and subsequently in writing, of any significant regulatory changes that occur during the course of any statement of work.

(c) Adial’s representatives may visit Contractor’s facilities where the services are performed at reasonable times and upon reasonable notice during normal business hours to observe the performance of the services and discuss same with the Contractor’s personnel.

8. Non-Competition and Non-Solicitation. During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, Contractor shall not offer, or assist any other person in offering, employment to any then current employee of Adial, or attempt, directly or indirectly, to persuade any such employee, or any contractor, vendor, or partner of Adial, to terminate their employment or business relationship with Adial.

9. Term and Termination.

(a) This Agreement shall become effective on the date it is signed by both parties. Adial may terminate this Agreement at any time upon ten (10) days prior written notice to Contractor. Unless otherwise indicated in Adial’s notice of termination, Work under any statement of work in progress at the time of the delivery of notice of termination shall continue as if the applicable statement of work had not been terminated, and the terms hereof shall continue to apply to such work.

(b) Adial may terminate this Agreement for cause due to Contractor’s failure to perform Contractor’s obligations hereunder upon three (3) days prior written notice to Contractor; provided, however, Adial may terminate this Agreement immediately in the event of Contractor’s violation, or threatened violation, of any of the provisions of Section 4, Section 5, or Section 8 of this Agreement.

(c) Upon termination of this Agreement, or any statement of work hereunder, Adial’s sole obligation to Contractor shall be to pay to Contractor (i) all undisputed amounts due and owing pursuant to the applicable statement of work up to the effective date of termination; and (ii) reimbursement of reasonable, documented, and approved expenses incurred by Contractor in accordance with the terms of this Agreement. Contractor will promptly refund any monies paid in advance by Adial for services not rendered. Upon termination of any statement of work, Contractor will use its best efforts to mitigate any costs or expenses incurred by Contractor associated with such statement of work.

(d) Upon termination of this Agreement or any statement of work hereunder, and receipt of final payment from Adial of undisputed amounts, Contractor shall immediately turn over to Adial all (i) Work Product, whether or not completed; (ii) reports and other written documents of whatever type or nature related to the applicable statement of work or to this Agreement; and (iii) property and materials furnished to Contractor by Adial or paid for by Adial in support of work performed by Contractor under the applicable statement of work. In addition, Contractor shall cooperate fully with Adial to effect a transfer to Adial of any arrangements or other interests with third parties related to the applicable statement of work.

10. Insurance and Indemnity for Personal Injury. Contractor shall maintain during the term of this Agreement all insurance and/or bonds required by law and as otherwise reasonably requested from time to time by Adial including, without limitation, (a) at any time Contractor has employees, Workers’ Compensation and related insurance as prescribed by law in the state in which the work will be performed; (b) at any time Contractor has employees, Employer’s Liability Insurance with limits of at least five hundred thousand dollars ($500,000.00) for each occurrence; (c) Comprehensive general public liability insurance, and comprehensive motor vehicle liability insurance if use of a motor vehicle is required, covering claims for personal injury (including death) and property damage arising out of or in connection with the performance of Contractor’s services hereunder, with limits of at least one million dollars ($1,000,000.00) per occurrence; and (d) professional liability insurance with limits of at least one million dollars ($1,000,000) per occurrence. Prior to performance of any services hereunder, Contractor shall furnish to Adial written evidence of such insurance coverage naming Adial as an additional insured with a waiver of subrogation its favor.

11. Independent Contractor. Contractor is an independent contractor and not an employee, agent or partner of Adial. Accordingly, Contractor shall have no authority to commit, bind or create any liability on the part of Adial in any manner whatsoever. Contractor shall be solely responsible for the timely payment of Contractor’s self-employment and income taxes, and Adial shall not deduct or withhold from any sums payable to Contractor hereunder any amount on account of any tax or employee benefit.

12. Invalidity. If any provision of this Agreement shall be adjudicated or otherwise determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all the remaining provisions hereof shall not be affected thereby, and this Agreement shall be deemed to be amended by the parties to delete therefrom the portion thus determined or otherwise adjudicated to be void, invalid, unenforceable or illegal, such amendment to apply only to the operation of such provision in the specific jurisdiction in which such adjudication or other determination is made. In addition, if any provision of this Agreement is adjudicated or otherwise determined to be invalid or unenforceable because such provision is held or otherwise determined to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of the jurisdiction in which such adjudication or determination is made, and such amendment shall only apply to the operation of such provision in such jurisdiction.

13. Governing Law; Enforcement; Consent to Suit.

(a) This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles of Virginia or any other jurisdiction.

(b) Contractor acknowledges and agrees that it is impossible to measure fully, in money, the injury that would be caused to Adial in the event of a breach or threatened breach of any of the provisions of this Agreement, and Contractor waives the claim or defense that Adial has an adequate remedy at law. Contractor shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. Adial shall be entitled to injunctive relief to enforce the provisions of this Agreement without prejudice to any other remedy Adial may have at law or in equity without an obligation of posting a bond or proving actual damages. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

(c) Any legal proceeding arising out of or relating to this Agreement shall be instituted in the United District Court for the District of Central Virginia or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Albemarle County, Virginia, and Contractor hereby consents to the personal and exclusive jurisdiction of such court and hereby waives any objection that Contractor may have to the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

14. Survival of Provisions. The obligations of the parties set forth under this Agreement which are by their terms intended to survive the termination of this Agreement shall survive the termination of this Agreement, including, without limitation, the obligations of Contractor set forth under Sections 4 through 8 inclusive, and Section 10 of this Agreement.

15. Successors and Assigns. Adial may assign this Agreement to, and this Agreement shall bind and inure to the benefit of, any parent, subsidiary, affiliate, successor or assign. Contractor may not assign any of Contractor’s rights or obligations under this Agreement, whether by merger or other operation of law, or a sale of all or part of Contractor’s assets, or otherwise, without the express prior written consent of Adial in its sole and absolute discretion.

16. Notices. All notices under this Agreement shall be in writing and shall be deemed made when delivered to the recipient at the address assigned to that recipient in the recitals to this Agreement as evidenced by a written receipt or three (3) days after posting if sent by registered U.S. mail. All notices to Adial hereunder shall be addressed to the attention of the Chief Executive Officer. Notice of any change of address of any party shall be delivered promptly to the other party in accordance with the provisions of this Section 16. Contractor may not assign this Agreement without the prior written consent of Adial.

17. Entire Agreement; Amendments; Waiver. This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every nature between them. This Agreement may not be amended or modified except by an agreement in writing signed by each of the parties hereto. The waiver of breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

18. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

For Adial		For Contractor

By:	/s/William B. Stilley	By:	/s/Bankole A. Johnson
Name:	William B. Stilley	Name:	Bankole A. Johnson
Title:	CEO	Title:	President

Attachment A

Statement of Work No. 1

This statement of work dated July 5, 2019 (this “SOW”) and all services performed hereunder shall be governed by and incorporated by reference into the terms and conditions of that certain Master Services Agreement dated July 5, 2019 (the “MSA”) between Adial Pharmaceuticals, LLC (”Adial”) and Psychological Education Publishing Company LLC (“Contractor”). Capitalized words not defined in this SOW shall have the meaning defined in the MSA.

Project Contacts

For Adial: William Stilley, CEO Adial Pharmaceuticals, LLC 1001 Research Park Blvd., Suite 100 Charlottesville, VA 22911 (434) 422-9800 ext. 103	For Contractor: Bankole Johnson PEPCO LLC, 1221 Brickell Avenue, Suite 948 Miami, FL33131 (434) 466-7578

Background

Contractor is engaged in the business of training and certifying clinical investigators in the administration of Brief Behavioral Compliance Enhancement Treatment (“BBCET”). Contractor markets BBCET as a specialized psychosocial intervention for the treatment of alcohol use disorder with the specific goal of optimizing compliance with treatment, supporting the patient, and providing a uniform platform of “intervention” to minimize and standardize nonspecific effects of treatment.

Poor compliance can mask the treatment effect of a potentially efficacious compound, and Contractor represent that BBCET has been shown to limit this risk by achieving up to 93% rates of medication compliance. Furthermore, non-specific effects of treatment, sometimes also termed as being part of the placebo response, not only makes clinical trials expensive by having to recruit more subjects to demonstrate a treatment effect but also can obscure any potential treatment effect. Contractor contends that BBCET, by standardizing these non-specific effects, may enhance the likelihood of finding a positive “signal” for a putative therapeutic agent.

Scope of Work

In relation to the conduct of the proposed Phase 3 clinical trial of Adial’s clinical candidate known as AD04 for alcohol use disorder (the “Trial”), Contractor will:

1.	Develop a proprietary BBCET manual for the Trial, making it specific to this study, train, examine and certify clinical investigators on BBCET (with initial training and certification within 7 days of site initiation on a schedule agreed with the CRO (defined below)), and monitor the quality and consistency of BBCET administration by reviewing audiotapes of investigator (or his or her designee) – patient interviews;

2.	Train and support the Contract Research Organization(s) (the “CRO”) and coordinating principal investigator for the study with respect to the implementation and performance of BBCET;
3.	Support the integration of BBCET within the study protocol;
4.	Maintain the training certification of BBCET providers;
5.	Provide reports and records as needed to IRBs/ECs or other regulatory bodies as requested to support the fidelity of the BBCET administration;
6.	Perform all the services in accordance with generally accepted principles of Good Clinical Practice including the Declaration of Helsinki, and the EC-ICH-GCP note for Guidance, and FDA and EMA requirements;
7.	Provide regular reports to Adial pharmaceuticals on the performance of BBCET through bi-monthly calls with the nominated study manager and/CRO project manager;
8.	Perform regular updating, supervision, and monitoring of BBCET providers through scheduled conference calls, and bulletins;
9.	Assist Adial Pharmaceuticals with the submission of BBCET related materials in support of the Trial to regulatory bodies, and
10.	Provide Adial Pharmaceuticals as it occurs with any pertinent information relevant to the performance of BBCET specifically, and generally, the Trial.
11.	Provide a final report on the supervision and monitoring of the BBCET, including, without limitation, data reports.

The projects assumptions and the breakdown of the specific scope of work by budget item are in Appendix A.

Compliance with European Law & Regulations and Audit

The Services will be in conducted and any Materials or other information maintained in compliance with European laws, including, without limitation, the General Data Protection Regulation (GDPR) of the European Union.

Project Term and Termination

This SOW will terminate upon the completion the final study report for the Trial and delivery of the final report on per #11 above by Contractor. Notwithstanding the forgoing, this SOW may be terminated by Adial upon written notice to Contractor.

After termination of this SOW, if additional assistance is requested by Adial related the filing of information related to the Trial with regulatory authorities, then Contractor will negotiate with Adial in good faith to enter an agreement to perform such requested at rates at its customary rates in line with the rates charged under this SOW.

Compensation

As shown in Appendix A.

Payment Schedule

Invoicing and payment will be as shown in Appendix A with invoices issued no more than once per month and payable on 30-day terms.

Payment with Company Stock

Subject to approval of the Nasdaq Capital Market, twenty percent of the fees due hereunder will be paid in shares of the Company’s common stock to be issued to Dr. Johnson as a consultant and beneficiary under the MSA, such issuance to be under the Company’s incentive stock plan (the “Company Shares”). Invoices will state the total amount due and then the dollar amount to be paid in stock as an offset to the cash due (the “Stock Amount”). At the end of each quarter, subject to approval of the Nasdaq Capital Market, the aggregate of all Stock Amounts noticed on invoices for which payment is due (the “Stock Amounts Due”) will be paid to Dr. Johnson in Company Shares under the Company’s incentive stock plan. The number of Company Shares to be paid will be equal to the Stock Amounts Due divided by the closing share price of the Company Shares on the last trading day of the quarter. Shares so issued will have an issue date of the last day of the quarter and be issued within ten (10) days of the end of the quarter.

Company Shares issued hereunder will be subject to a 6 month lock-up and Dr. Johnson will not offer, pledge, announce, sell, contract to sell, announce any proposed issuance, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly the Company Shares for a period of 12 months from their date of issuance. The stock certificate issued, if a stock certificate is issued, shall bear the following legend and if the shares are held in book entry the Company’s transfer agent shall have a notation in its books and record as follows:

THIS SECURITY IS SUBJECT TO A A 6 MONTH LOCK-UP AGREEMENT AND MAY NOT BE OFFERED, PLEDGED OR SOLD, DIRECTLY OR INDIRECTLY, FOR A PERIOD OF 6 MONTHS FROM ITS DATE OF ISSUANCE.

At the Company’s sole discretion, the Company may pay the Stock Amount for any invoice in cash on or prior to the end of the quarter during which the relevant invoice is due in lieu of paying the Stock Amount using Company Shares.

Statement of Work Agreed To And Accepted:

For Adial		For Contractor

By:	/s/William B. Stilley	By:	/s/Bankole A. Johnson
Name:	William B. Stilley	Name:	Bankole A. Johnson
Title:	CEO	Title:	President

/s/ Dr. Bankole Johnson
Dr. Bankole Johnson

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